Exhibit 10.1

Director Equity Compensation Plan

The Board approved a Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee Director of the Registrant in consideration for services provided to the Registrant and subject to the terms and conditions of the Company’s Amended and Restated 2002 Stock Plan (the “Stock Plan”). The number of stock options to be granted monthly shall be determined by the following formula: $10,000 / ([Fair Market Value on the date of grant] * 0.20). Each monthly grant shall be made on the first trading day of the month, shall be fully vested upon grant and shall be exercisable at a strike price equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant. The Registrant’s Directors do not currently receive cash compensation for services they provide as Directors or committee members.

This compensation arrangement will be administered on a non-discretionary basis, provided that only the Board may change the amount or terms of future grants. This compensation arrangement will renew each year unless action is taken to the contrary by the Board.